                                                       Rule 424(b)(3)
                                                       Registration No. 33-60071


PRICING SUPPLEMENT NO. 9 DATED SEPTEMBER 20, 1995
TO PROSPECTUS DATED JULY 14, 1995 AND PROSPECTUS SUPPLEMENT DATED JULY 19, 1995

                             SARA LEE CORPORATION
                         Medium-Term Notes, Series C
                                 (Fixed Rate)

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
Principal Amount:  $6,000,000                                   Issue Date:  September 25, 1995
Issue Price:  99.641                                            Stated Maturity: September 26, 2005
Commission of Selling Agents:  N/A                              Specified Currency:  U.S. Dollars
Net Proceeds to Issuer:  5,978,460                              Form:  x    Global
Interest Rate:  6.45%                                                -----
Selling Agents: Smith Barney                                                Certificated
Trade Date:  September 20, 1995                                      -----
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Interest Payment Dates:                                         Amortizing Notes:
    x   As specified in Prospectus Supplement                            Yes
  -----                                                            ------
        Other (specify)                                              x   No
  -----                 ---------------------                      ------
Regular Record Date:                                               Each payment of principal of, and interest on,
    x   As specified in Prospectus Supplement                      the Notes will be made:
  -----                                                                              Quarterly
        Other (specify)                                                      -------
  -----                 ---------------------                                        Semiannually
Original Issue Discount Note:                                                -------
        Yes    x    No                                                               Other  (specify)
  -----      ------                                                          -------                  -------------
Original Issue Discount:                      %                 Interest rate may be reset:        Yes    x    No
                         --------------------                                               ------      ------
Yield to Maturity:                            %                    Terms of reset:
                   --------------------------
Repurchase Price (for Discount Securities):                     Redemption Information:

Other Provisions:                                               Repayment Information

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The aggregate principal amount of this offering is U.S. $6,000,000 and relates only to Pricing
Supplement No. 9.  Medium-Term Notes, Series C, may be issued by the Company in the aggregate principal amount of up to U.S. $500,000,000 or the equivalent in foreign currencies or foreign currency units.
To date, including this offering, an aggregate of U.S. $80,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series C, have been issued.
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
      TYPE OF SALE:                                                        IF PRINCIPAL TRANSACTION, REOFFERING AT:
      As Agent                                         x   varying prices related to prevailing market prices at the time of resale
-----                                                -----
  x   As Principal                                         fixed public offering prices of                    % of Principal Amount
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[Insert additional tax disclosure, if necessary]